FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

                            INDIVIDUAL CODE OF ETHICS
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As an employee  and/or member of the  Management  Committee of Frontier  Capital
Management Company, LLC (`FCMC') (an "employee") the undersigned agrees to abide by the following Code of Ethics in regard to personal securities transactions. This code includes any trading done by your spouse or for your minor children as well. Such trades must abide by the procedures below including pre-clearance and post quarterly reporting. Violations of the code are viewed as unacceptable by the management of FCMC, and may result in forfeiture of related profits, monetary penalties, or loss of position. We encourage you to seek guidance before entering into any ambiguous transactions.

1. In general personal transactions will in no way conflict with the best interest of the firm's clients. It is expected at all times that responsibility to the client will receive priority over personal interest.

2. An employee must have pre-clearance to trade in any covered security (as that term is defined in Rule 17j-1 under the Investment Company Act of 1940, as amended (the "Act")). First, the trade must be cleared by the trading desk. If it is determined that the covered security is owned by a FCMC client, clearance then is sought by the responsible portfolio manager. If the covered security is not owned, clearance should be sought by the portfolio manager who would normally trade in stocks of that capitalization size. If the covered security is appropriate for more than one manager, an attempt should be made to seek approval from them as well. Trade approvals are good for two business days, and then must be renewed. Once a trade is approved the clearance slip should be given to FCMC's Chief Financial Officer.

3. At no time can an employee trade in a stock where there is an active order on the trading desk.

4.   Employees cannot purchase IPOS or `hot' secondary offerings.

5. Employees who buy private placements must discuss such transactions and obtain pre-clearance before committing to them. It should be recognized that private placements have led to compliance problems at other investment firms. In particular serious problems can occur if the company does come public and Frontier wishes to become a shareholder, or the private placement itself is offered by a brokerage firm that services Frontier.

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6.   Employees  (and their spouses) are required to sign the attached form which directs your broker to send us a duplicate confirm of all equity trades you make. We will need one form for each broker.

7. Within 10 days of becoming an employee of FCMC, the employee and his/her spouse will fill out and return to FCMC's Compliance Officer an initial holdings report as required pursuant to Rule 17j-1(d)(1)(i) under the Act.

8. Within 10 days of the close of the calendar quarter the employee and his spouse will fill out and return to FCMC's Compliance Officer a quarterly transaction report as required pursuant to Rule 17j-1(d)(1)(ii) under the Act.

9. Within 30 days of the close of each calendar year, the employee and his/her spouse will fill out and return to FCMC's Compliance Officer an annual holdings report as required pursuant to Rule 17-j(d)(1)(iii) under the Act.

10. Personal transactions in companies with a market value less than $2 billion or where the employees total position is greater than $200,000 must abide by the following rules. If the transactor is an analyst with research responsibility for the stock, he must receive prior clearance from all portfolio managers who own the stock. If the transactor is a portfolio manager who owns the stock in his portfolios, above transactions that are purchases are prohibited if a full position has not been bought for the client; similarly transactions that are sales are prohibited until the client's position is sold.

11. Portfolio managers will also adhere to special blackout rules on personal transactions. In the case where the manager has purchased or sold a stock personally, he will have to wait ten business days before buying for the client. In the case where the manager has sold the client's position, he must wait ten days before buying the stock personally. The intent of this rule is to eliminate any appearance of front-running or misuse of the client's market power. Exceptions can be granted by the Compliance Officer.

12. At all times all personal conduct in the stock market will abide by federal and state securities laws.

13. Employees wishing to become directors of for-profit organizations must seek permission from the Management Committee.

14. The compliance committee that can clear transactions includes: Michael A. Cavarretta, Thomas W. Duncan, Thomas W. Duncan, Jr., Grace K. Fey, John G. Higgins, Stephen M. Knightly, and William A. Teichner and J. David Wimberly.

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15.  The  Management  Committee  reserves the right to modify the above rules in exceptional circumstances.


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     Signature                               Date

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